Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is an agreement between Darling Ingredients Inc. on behalf of itself and its affiliates, subsidiaries and related entities (collectively, the “Company”) and me, Colin Stevenson.

By signing this agreement, I am agreeing to release all claims against the Company, as described in more detail below. I acknowledge and agree that (i), my execution and giving of the release contained in this Agreement is an express condition to my receipt of the benefits contained in this Agreement and (ii) my execution of this Agreement on or before February 27, 2015 is an express condition to my receiving the other benefits set forth on Attachment A hereto (collectively, the “Separation Pay and Benefits”). I understand I will not receive the Separation Pay and Benefits unless I sign on or before February 27, 2015, and do not revoke this Agreement.

I acknowledge and agree to the following:

1.My employment terminated effective as of the Last Day of Active Employment set forth on Attachment A, which attachment is part of this Agreement. I acknowledge that I have resigned from my position as Chief Financial Officer of the Company and all other positions (including all officer and director positions) with the Company and its affiliates effective as of December 8, 2014 (and, for the avoidance of doubt, to the extent any such resignations and removals have not already been effectuated as of the Last Day of Active Employment set forth on Attachment A (which attachment is part of this Agreement), they shall be automatically effectuated as of the Last Day of Active Employment). I further agree that, except as otherwise expressly provided in this Agreement, I am not entitled to receive any salary, vacation, other paid time off, incentive compensation or other benefits of any kind after the Last Day of Active Employment. I confirm that the Company already has paid me for all accrued base salary and all my unused vacation time, in each case as of the Last Day of Active Employment.

2.I will receive payment(s) and benefits by signing this Agreement that I otherwise would not receive. I understand that I was separated from the payroll as of the Last Day of Active Employment and that I have been offered the Separation Pay and Benefits set forth on Attachment A in exchange for signing this Agreement. These payment(s) and benefits will be payable pursuant to the terms set forth in this Agreement (including Attachment A) and are subject to taxes and customary withholdings.

3.I am releasing all claims against the Company and the other Released Parties (as defined below). By signing this Agreement, I, and anyone claiming through me or on my behalf, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that I now have or have ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which I sign this Agreement.

Without limiting the foregoing in any way, I realize that there are various local, state, and federal laws that may apply and/or relate to my employment with the Company and that I am

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releasing all claims under such laws. I understand that, among other things, these laws may relate to or prohibit harassment, retaliation, and employment discrimination on the basis of age, color, race, gender, sexual preference/orientation, marital status, national origin, mental or physical disability, religious affiliation, veteran status, or other protected classification, and that these laws are enforced through the courts and agencies such as the Equal Employment Opportunity Commission (“EEOC”), Department of Labor, and state human rights and fair employment practices agencies.

Such laws further include, but are not limited to, federal and state wage and hour laws, including the Fair Labor Standards Act (“FLSA”), federal and state whistleblower laws, federal and state anti-discrimination laws, including Title VII of the Civil Rights Act of 1964, Executive Order 11246, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act, 29 U.S.C. 100l, et seq. (“ERISA”) (excluding COBRA), 42 U.S.C. Section 1981 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, the Equal Pay Act, the Americans with Disabilities Act (the “ADA”), the Family and Medical Leave Act (“FMLA”), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the National Labor Relations Act, the Immigration Reform and Control Act (“IRCA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, and state employment discrimination laws, as each may be amended from time to time.

I also understand that I am waiving and releasing all claims that may arise under any contract of employment or any other agreement, policy or procedure that relates to my employment with the Company and that were or could have been asserted by me or on my behalf under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind).

I confirm that I have not filed any legal or other proceeding(s) against any of the Released Parties, am the sole owner of the claims released herein, have not transferred any such claims to anyone else, and have the full right to grant the releases and agreements in this Agreement.

4.I understand that certain actions/activities are not prevented by this Agreement. I understand that this Agreement does not prevent me from participating in investigations or proceedings conducted by the National Labor Relations Board (“NLRB”) or the EEOC. This Agreement does not affect the rights and responsibilities of the EEOC to enforce the ADEA and cannot be used to interfere with the protected rights of an employee related to an EEOC investigation or proceeding. However, I give up all rights to recover or receive damages, money, or other personal benefits as a result of such charge, investigation or proceeding conducted by the NLRB, the EEOC or any other administrative agency. I understand that this Agreement does not prevent me from exercising my rights, if any, to (a) vested benefits under any pension or savings plan or deferred compensation plan; and (b) COBRA benefits.

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5.I am releasing all claims against the Company and the other Released Parties on behalf of myself, and anyone who may have the legal right to make claims on my behalf, including without limitation my heirs, dependents, representatives, executors, administrators, successors, and assigns. I understand that the release contained in Paragraph 3 of this Agreement is broad and releases not only the Company but also its directors, officers, representatives, agents, insurers, and employees, any of the Company’s divisions, subsidiaries, successors, assigns, predecessors, affiliates, or parent companies, and the Company’s employee benefit plans and programs and their administrators and fiduciaries (collectively, including the Company, the “Released Parties”).

6.By signing this Agreement, the Company hereby waives and releases you with respect to any and all claims related to your performance of your duties in the normal course of your employment with the Company, whether currently known or unknown, that the Company now has or has ever had against you at any time prior to or on the date on which the Company signs this Agreement, provided that this release of claims shall not apply to, and the Company is not releasing, any claims against you involving the preparation or filing of the Company’s or its affiliates’ financial statements with the U.S. Securities and Exchange Commission (the “SEC”), fraud, embezzlement, other criminal conduct, conduct that violates the federal securities laws, or breaches of any of your representations in this Agreement. The Company confirms that it has not filed any legal or other proceeding(s) against you, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. The Company is not aware of any facts or circumstances, as of the date it executes this Agreement, that would form the basis for a claim by the Company against you or would warrant referring you for criminal prosecution.

7.I agree to cooperate with the Company. I agree to cooperate with the Company in obtaining court or agency approval of this Agreement, in the event that such approval is necessary. I also agree, upon the Company’s request, to reasonably cooperate in any Company investigations and/or litigation regarding events that occurred during my employment with the Company. I understand that the Company will compensate me for any reasonable expenses I incur as a result of such cooperation, as long as I request such compensation in advance and in writing. Nothing in this Agreement shall require me to cooperate beyond a total of forty (40) hours in any calendar year period.

8.I hereby reaffirm my promises and agreements in Sections 6(a)-(d) of my Senior Executive Termination Benefits Agreement with the Company dated April 23, 2013, concerning non-disclosure, return of property, nonsolicitation and nondisparagement. I acknowledge and agree the provisions of such Sections 6(a)-(d) shall continue in full force and effect in accordance with their terms and confirm that I have not breached any such provisions, with the exception of privileged communications with my counsel for the purpose of seeking legal advice, which communications my counsel is required by law and by contract to keep confidential. Consistent with my certifications of the Company’s financial statements during my employment, I reaffirm that the Company’s financial statements filed with the SEC were accurate in all material respects and fairly presented as certified.  The Company agrees that the individuals who are the Company’s named executive officers (“NEOs”) and who are directors on the Company’s board of directors (the “Directors”), in each case as of the date the Company executes this Agreement, for as long as such NEOs and

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Directors are employed or serve as directors of the Company (as applicable), will not make statements to any person who is not employed by or serving as a director of the Company, whether orally or in writing, that shall be in any way disparaging, derogatory or critical, or in any way harmful to your reputation. As a former officer and employee of the Company, the Company will indemnify you to the extent any such indemnification rights are provided in the Company’s charter and by-laws as in effect or amended from time to time. I understand that nothing in this Agreement expands or limits any such indemnification rights. Nothing in this Agreement shall prevent me from speaking to a prospective employer in general terms about my job duties or responsibilities during my tenure at the Company, provided that I remain in compliance with my post-employment obligations to the Company (including, without limitation, with respect to confidentiality and non-disparagement).
9.Applicable Law. The laws of the State of Texas apply to this Agreement.

10.This Agreement may be enforceable in parts. This Agreement is valid, even if any section or term is not enforceable and cannot be modified or reformed to be made enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the applicable law, the rest of the Agreement shall continue to apply.

11.I waive my right to a trial by jury. I understand that pursuant to this Agreement, I am giving up my right to a trial by jury. The Company also waives its right to a trial by jury.

12.I will not seek reemployment with the Company. I agree not to solicit, seek or accept a position (whether as an employee, consultant or independent contractor) with the Company after my separation from employment. However, if I am employed at an entity separate from the Company that is acquired by or merged with the Company, this Agreement does not require me to terminate my employment with that entity.

13.This is the entire Agreement between the Company and me. This Agreement contains the entire agreement between the Company and me concerning the subject matter in this Agreement, and supersedes any and all prior and/or contemporaneous agreements between the Company and me. In deciding to sign this Agreement, I am not relying on any statements or promises except those found in this Agreement. In addition, I expressly acknowledge and agree that (i) my Senior Executive Termination Benefits Agreement is of no further force or effect, except as set forth in Section 8 of this Agreement and (ii) any other agreements signed by me remain in full force and effect, except as any such agreements are specifically modified by this Agreement.

14.I have been advised to consult with an attorney. The Company has advised me to consult with an attorney, at my own expense, before signing this Agreement, and I have done so.

15.I have the right to revoke this Agreement, but I must do so in writing and on time. I understand that, pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), I have the right to consult an attorney at my own expense before signing this Agreement, and the Company has advised me to do so; I understand I have had twenty-one calendar days from the date I received this Agreement to consider the Agreement before signing it; I understand that I may cancel the Agreement within

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seven calendar days after signing it; and that the Agreement will not go into effect until the seven calendar days to revoke have expired. I understand that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one calendar day period. If I decide to cancel this Agreement, I understand that the Company must receive written notice of my decision before the seven calendar days expires. I must provide that notice to the Company Contact identified on Attachment A of my decision before the time period expires.

16.I will keep this Agreement confidential. I agree that I will keep confidential the amounts paid to me under this Agreement and all other terms and conditions of this Agreement. I will not publicize or reveal the financial terms of this Agreement to anyone, except to my immediate family and, only if necessary, my legal and financial advisors.

17.I am responsible for the tax consequences of this Agreement. I agree to assume full responsibility for any employee related tax liability under federal, state or local laws or other taxing authorities that may be due as a result of the payments described in Attachment A. I agree to indemnify the Company and hold it harmless from any tax liability, penalties or interest arising from any such tax consequences of this Agreement. The parties hereby agree that I am not assuming any responsibility for tax liabilities of the Company, as an employer, that may be due as a result of the payments described in Attachment A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, and if and only to the extent it becomes necessary to prevent any accelerated or additional tax under Section 409A of the Code, if you are a “specified employee” as defined in Section 409A of the Code, any severance pay or benefits constituting deferred compensation to which Section 409A applies and payable by reason of the termination of your employment shall be deferred (without any adjustment to the amount of such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following such termination (or the earliest date as is permitted under Section 409A of the Code). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. Any reimbursement payable to you pursuant to this Agreement shall be conditioned on your submission of documentation or other information sufficient to evidence your payment of the reimbursable expense within 30 calendar days after you incur such expense, and shall be paid to you within 10 calendar days following receipt of such information, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

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18.I will comply with the MMSEA. I am not Medicare eligible. I have not, as of today, incurred any medical expenses as a Medicare beneficiary, and am not aware of any medical expenses that Medicare has paid on my behalf and for which the Company may be liable.

19.I understand Separation Pay and Benefits may be terminated if I breach this Agreement. I understand that the representations and agreements that I have made are in exchange for the Separation Pay and Benefits. I also understand that if I breach this Agreement that the Company may immediately cease making further payments under this Agreement and pursue me for recovery of payments previously made under this Agreement.

20.I agree to work in good faith to resolve any disputes through negotiation or mediation. The Company and I agree to negotiate in good faith to settle any controversy, dispute or claim arising out of or relating to this Agreement or its breach. If the dispute cannot be settled through negotiation, we agree to attempt in good faith to settle the dispute by mediation.

BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE, I STATE THAT: (A) THE COMPANY IS ADVISING ME TO CONSULT AN ATTORNEY, AT MY OWN EXPENSE, AND THAT I HAVE DONE SO, BEFORE SIGNING THIS AGREEMENT; (B) I UNDERSTAND THAT IN ORDER TO RECEIVE THE SEPARATION PAY AND BENEFITS UNDER THIS AGREEMENT, I MUST SIGN THIS AGREEMENT BY THE DATE SET FORTH IN THE SECOND PARAGRAPH OF THIS AGREEMENT; (C) I UNDERSTAND THAT I HAVE 7 DAYS TO REVOKE THIS AGREEMENT AFTER SIGNING IT, PURSUANT TO PARAGRAPH 15; AND (D) I ACKNOWLEDGE THAT THIS AGREEMENT IS WRITTEN IN A CLEAR AND STRAIGHT-FORWARD MANNER, THAT I UNDERSTAND ALL OF THE TERMS OF THE AGREEMENT, AND THAT I HAVE MADE A VOLUNTARY DECISION TO SIGN IT.

Agreed to and accepted by, on this 23rd day of February, 2015:

/s/ Colin Stevenson
Colin Stevenson

Agreed to and accepted by, on this 23rd day of February, 2015:

DARLING INGREDIENTS INC.
/s/ John F. Sterling

By: John F. Sterling

Title: Executive Vice President and
General Counsel

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ATTACHMENT A

Employee Name:             Colin Stevenson
1823 Broken Bend Dr.
Westlake, Texas 76262
Job Title:                Executive Vice President – Global Finance and
Administration

Last Day of Active Employment:     December 31, 2014
Provided to Mr. Stevenson:        Originally on December 8, 2014 and finally revised on                         February 23, 2015

Company Contact:            John F. Sterling
Work Phone: 972-281-4402

Separation Pay Amounts: You will receive two special separation payments in the gross amounts of $750,000 and $630,000, each payable in lump sum and reported on a Form W-2, subject to taxes and other withholding. The lump sum payments will be paid to you within five calendar days after the later of the date on which you return a signed copy of this Agreement to the Company and the revocation period set forth in Paragraph 15 of this Agreement expires (without any revocation by you). All payments made to you under this Agreement will be made by an automated clearing house (ACH) transfer to the J.P. Morgan account that already is on file with the Company.

Health Insurance and Other Benefits: After your Last Day of Active Employment, you may continue your group medical and dental benefits pursuant to COBRA if you timely elect such coverage. If timely elected, the Company will pay you monthly an amount equal to the applicable monthly COBRA premium rate, if any, for a period of 18 months from your Last Day of Active Employment for health, dental and other similar COBRA coverage for you and your eligible dependents, subject to the terms of this Agreement (including the condition that this Agreement must have become effective and not have been revoked prior to the Company making any payment(s). These payments will be includible in your gross income unless such payments can be deemed excludable from your income under the Internal Revenue Code of 1986, as amended (in which case, such amounts will not be includible in your gross income). You, however, assume the sole responsibility to pay the required premiums with your allotted COBRA allowance and to provide documentation or other information sufficient to evidence such payment in a timely manner, and provided further that the Company’s obligations under this paragraph shall cease at such time as you and/or your dependents, as applicable, obtain other employer-sponsored health insurance coverage, except as otherwise prescribed by COBRA. Any COBRA premium reimbursement shall be paid to you within 10 calendar days following your provision of the required documentation as set forth in this paragraph and Paragraph 17 of this Agreement, subject to the fact that the Company’s obligation to reimburse you shall not occur any earlier than the date on which you return a signed copy of this Agreement to the Company or the date on which the revocation period set forth in Paragraph 15 of this Agreement expires (without any revocation by you, which date is later. You

ATTACHMENT A

agree to notify the Company in a prompt and timely manner of the commencement date of such other employer-sponsored health insurance coverage. The Company further agrees to pay you a lump sum gross amount of $10,000 (subject to taxes and other withholding in accordance with the Company’s customary payroll practices) for outplacement services, within five calendar days after the later of the date on which you return a signed copy of this Agreement to the Company and the revocation period set forth in Paragraph 15 of this Agreement expires (without any revocation by you). The Company acknowledges that you will receive any employer matches made by the Company with respect to your 2014 401(k) plan contribution as the Company may make to similarly situated employees under the Company’s 401(k) plan for salaried employees, subject to the terms and conditions of such plan.

2014 Bonus: You will remain eligible to receive your annual incentive bonus with respect to 2014 to the extent it is earned based on the applicable performance criteria under the terms of the Company’s 2014 executive compensation program (the “2014 Program”), provided that the Company shall determine the amount of any such earned bonus as if you had achieved 100% of your SOP goals under the 2014 Program. In addition, you will remain eligible to receive a cash payment equal in value to one-fourth of your restricted stock award under the terms of the 2014 Program (the “Pro-rated Restricted Stock Award Payment”) to the extent such restricted stock award would have been earned based on the applicable performance criteria under the terms of the long-term incentive portion of the 2014 Program. You will not be eligible to receive any actual shares of stock in connection with the 2014 Program.

Any earned annual cash incentive bonus (if any) shall be paid, in cash in accordance with the terms of the annual incentive plan, subject to the terms of this Agreement (including the condition that this Agreement must have become effective and not have been revoked prior to the Company making any payment with respect to such bonus), within five calendar days after the latest of: (i) the date that other participants in the 2014 Program who remain Company employees receive incentive bonus payments under the plan; (ii) the date on which you return a signed copy of this Agreement to the Company and (iii) the date on which the revocation period expires as set forth in Paragraph 15 of this Agreement. The cash payment with respect to any earned Pro-rated Restricted Stock Award Payment (if any) shall be paid using the closing share price of the Company’s common stock as of the date that the other participants in the program receive payment of their awards, subject to the terms of this Agreement (including the condition that this Agreement must have become effective and not have been revoked prior to the Company making any payment with respect to such award), within five calendar days after the latest of: (i) the date that other participants in the 2014 Program who remain Company employees receive grants of restricted stock; (ii) the date on which you return a signed copy of this Agreement to the Company and (iii) the date on which the revocation period expires as set forth in Paragraph 15 of this Agreement. You will not remain eligible to receive any portion of, or cash payment in lieu of, the stock option component of the long-term incentive portion of the Company’s 2014 executive compensation program.

Special PSU Award: You will remain eligible to vest with respect to the first one-third of the Performance Units under the Performance Unit Award Agreement dated January 17, 2014 between you and the Company (the “PSU Agreement”) to the extent such Performance Units are earned based on the applicable performance criteria under the terms of the PSU Agreement. Your payment,

ATTACHMENT A

if any, shall be paid in cash using the closing share price of the Company’s common stock as of the date that the other participants in the program receive payment of their awards and following the determination by the Compensation Committee that the applicable performance criteria has been met under the PSU Agreement. Such cash payment, if any, shall be paid subject to the terms of this Agreement (including the condition that this Agreement must have become effective and not have been revoked prior to the Company making any payment with respect to such award), within five calendar days after the latest of: (i) the date that other eligible Company employees receive payment for their awards; (ii) the date on which you return a signed copy of this Agreement to the Company and (iii) the date on which the revocation period expires as set forth in Paragraph 15 of this Agreement. Your eligibility for and calculation of the first one-third of the Performance Units under the PSU Agreement will be determined in the same manner as the other Performance Unit participants. Per the terms of the PSU Agreement, you shall have no right to earn and vest in any other Performance Units and the PSU Agreement shall, except as modified in this paragraph, be considered terminated.

Other Outstanding Equity Awards: You acknowledge and agree that the Company has no further obligations to you of any kind, with respect to each of (i) that certain Notice of Restricted Stock Award dated September 1, 2012 between you and the Company, (ii) that certain Notice of Restricted Stock Award dated March 4, 2014 between you and the Company and (iii) that certain Notice of Stock Option Grant dated March 4, 2014 between you and the Company.

ATTACHMENT A